COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Exhibit 21 – Schedule of Subsidiaries

     As of May 31, 2004, the Company had the following active subsidiaries:

Wholly-owned subsidiaries of Comprehensive Care Corporation:	State of Incorporation
Comprehensive Behavioral Care, Inc.	Nevada

Wholly-owned subsidiaries of Comprehensive Behavioral Care, Inc.:
Comprehensive Care Integration, Inc.	Delaware
Healthcare Management Services, Inc.	Michigan
Healthcare Management Services of Michigan, Inc.	Michigan

Affiliates sponsored by Comprehensive Behavioral Care, Inc.:
Comprehensive Provider Networks of Texas, Inc.	Texas

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